Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of January 29, 2015 (this “Third Supplemental Indenture”), among Albemarle Corporation, a Virginia corporation (the “Parent”), whose principal office is located at 451 Florida Street, Baton Rouge, Louisiana 70801, Rockwood Specialties Group, Inc., a Delaware corporation (the “Issuer” and, together with the Parent, the “Companies”), whose principal office is located at 451 Florida Street, Baton Rouge, Louisiana 70801, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer issued its 4.625% Senior Notes due 2020 (the “Notes”) on September 25, 2012, pursuant to an Indenture, dated as of September 25, 2012 (as amended and supplemented, the “Indenture”), among the Issuer, Rockwood Holdings, Inc. (“Rockwood”) and the Trustee, as amended and supplemented by the first supplemental indenture, dated as of September 25, 2012 (the “First Supplemental Indenture”), among the Issuer, the Guarantors party thereto and the Trustee, as further amended and supplemented by the second supplemental indenture, dated as of January 12, 2015, among the Issuer, the Parent and the Trustee; and

WHEREAS, pursuant to Section 10.2(a) of the First Supplemental Indenture, the Issuer and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding issued under the Indenture (the “Majority Holders”), enter into a supplement to the Indenture to amend the provisions of the Indenture;

WHEREAS, the Majority Holders on or prior to the date hereof have given (and not revoked) their consents to the amendments to the provisions of the Indenture (the “Amendments”) as described in the consent solicitation statement, dated January 20, 2015 (the “Statement”), setting forth the terms and conditions of the consent solicitation (the “Consent Solicitation”) made by the Companies;

WHEREAS, for the purposes recited above, and pursuant to due corporate action, the Parent and the Issuer have duly determined to execute and deliver to the Trustee this Third Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the Parent, the Issuer and the Trustee mutually covenant and agree as follows:

ARTICLE 1. DEFINITIONS.

1.1         All terms contained in this Third Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings given to such terms in the Indenture.

ARTICLE 2. PARENT GUARANTEE.

2.1         For the avoidance of doubt, notwithstanding Sections 4.11 and 9.1 of the First Supplemental Indenture, the Parent’s Guarantee of the Notes shall not be released upon any Covenant Termination Event, whether prior to, at the time of or after the date of this Third Supplemental Indenture.

ARTICLE 3. REPORTS.

3.1         Section 4.7 of the First Supplemental Indenture is hereby amended and restated as follows:

“(a)           Whether or not required by the Commission, so long as any Notes are outstanding, the Issuer will electronically file with the Commission by the respective dates specified in the Commission’s rules and regulations, including any extension pursuant to Rule 12b-25 under the Exchange Act (the “Required Filing Date”), unless, in any such case, such filings are not then permitted by the Commission:

(1)            all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, the Issuer will, within 15 days of each Required Filing Date, transmit by mail or electronically deliver to Holders, as their names and addresses appear in the note register, without cost to such Holders, and file with the Trustee copies of the information or reports that the Issuer would be required to file with the Commission pursuant to the first paragraph if such filing were then permitted.

So long as Albemarle Corporation (“Albemarle”) is a Guarantor and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders pursuant to this Section 4.7 may, at the option of the Issuer, be filed by and be those of Albemarle rather than the Issuer.

The availability of the foregoing reports on the Commission’s EDGAR service (or successor thereto) shall be deemed to satisfy the Issuer’s delivery obligations to the Trustee and Holders, it being understood that the Trustee shall be under no obligation whatsoever to determine whether such reports have been posted.  Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by this Section 4.7 shall be deemed cured (and the Issuer shall be deemed to be in compliance with this Section 4.7) upon furnishing or filing such information or report as contemplated by this Section 4.7 (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders under Article VI if the principal, premium, if any, and interest have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

ARTICLE 4. MISCELLANEOUS.

4.1         Ratification of Indenture.  The Indenture, as amended and supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

4.2         Governing Law.  This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

4.3         Counterparts.  This Third Supplemental Indenture may be executed in several counterparts, each of which shall be an original, and all collectively but one and the same instrument.

4.4         The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Parent and the Issuer.  All rights, privileges, protections, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be applicable to all actions taken, suffered or omitted by the Trustee under this Third Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be executed as of the date first above written.

ALBEMARLE CORPORATION, as Issuer

By:	/s/ Karen G. Narwold
Name:	Karen G. Narwold
Title:	Senior Vice President, General Counsel,
Corporate & Governmental Affairs,
Corporate Secretary

ROCKWOOD SPECIALTIES GROUP, INC.,
as Issuer

By:	/s/ Karen G. Narwold
Name:	Karen G. Narwold
Title:	President, Treasurer and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Stefan Victory
Name:	Stefan Victory
Title:	Vice President